SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NATCO Group Inc.

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NATCO GROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2005

To the Stockholders of NATCO Group Inc.:

The 2005 Annual Meeting of Stockholders of NATCO Group Inc., a Delaware corporation, will be held at the offices of the Company, Brookhollow Central III, 2950 North Loop West, Houston, Texas 77092, in the basement auditorium, on the 26th day of May 2005 at 10:00 a.m., local time, for the following purposes:

(1)	To elect three Class I members to the Board of Directors;

(2)	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2005; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on April 7, 2005 as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the meeting. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of common stock represented by these proxies will be voted at the annual meeting in accordance with the directions given in such proxies. If a stockholder does not specify a choice on such stockholder’s proxy, the proxy will be voted FOR the nominees for director named in the attached proxy statement and FOR the ratification of the appointment of the independent registered public accounting firm for the Company named in the proxy statement. The list of stockholders of record of the Company may be examined at the headquarters of the Company beginning on May 15, 2005 or at the annual meeting.

Further information regarding the annual meeting is set forth in the attached proxy statement.

You are cordially invited to attend the annual meeting. However, whether or not you plan to attend the annual meeting in person, please complete, date, sign and mail promptly the enclosed proxy in the enclosed postpaid envelope. The proxy is revocable and will not be used if you are present at the annual meeting and prefer to vote your shares in person.

By Order of the Board of Directors

/s/ Katherine P. Ellis
Katherine P. Ellis
Senior Vice President, Corporate Secretary & General Counsel

April 15, 2005

NATCO Group Inc.

2950 N. Loop West, 7th Floor

Houston, Texas 77092

PROXY STATEMENT

for the

ANNUAL MEETING OF STOCKHOLDERS

The following information is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of NATCO Group Inc. to be voted at the annual meeting of stockholders of the Company, which will be held at the offices of the Company, Brookhollow Central III, 2950 North Loop West, Houston, Texas 77092, in the basement auditorium, on the 26th day of May 2005 at 10:00 a.m., local time, for the following purposes:

(1)	To elect three Class I members to the Board of Directors;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

You may revoke your proxy at any time before it is exercised by: (1) sending a written statement revoking your proxy to the Corporate Secretary of the Company; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the annual meeting. If you return your signed proxy to us before the annual meeting, we will vote your shares as you direct. If you do not specify on your proxy card how you want to vote your shares, we will vote them “FOR” the election of all nominees for director as set forth under “Proposal 1: Election of Directors,” and “FOR” the ratification of the appointment of KPMG LLP as independent registered public accounting firm as set forth under “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. “ If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the persons voting those shares.

The Company will pay the cost of soliciting proxies pursuant to this proxy statement. In addition to the use of direct mail, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram or other means of electronic communication. Arrangements also may be made with brokerage firms and other custodians, dealers, banks and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners. Upon request, the Company will reimburse the brokers, custodians, dealers, banks, trustees or their nominees for their reasonable out-of-pocket expenses.

NATCO Group Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004 is being mailed with this proxy statement to all stockholders entitled to vote at the annual meeting. This report does not constitute a part of the proxy soliciting material.

This proxy statement and the enclosed form of proxy are being mailed to stockholders beginning on or about April 20, 2005.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

The Board of Directors has established April 7, 2005 as the record date for stockholders who are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. On April 7, 2005, there were 16,176,834 shares of common stock, par value $.01 per share, and 15,000 shares of Series B Convertible Preferred Stock, par value $.01 per share, outstanding, which constitute the only outstanding voting securities of NATCO. On April 7, 2005, the Company also held 566,519 shares of common stock in treasury, which are not considered outstanding and, therefore, are neither entitled to vote nor counted for purposes of establishing a quorum. Each outstanding share of common stock is entitled to one vote. Each outstanding share of Series B Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which the Series B Convertible Preferred Stock would convert if converted on the record date, April 7, 2005. If converted on the record date, Series B Convertible Preferred Stock would convert to an aggregate of 1,921,845 shares of common stock, which equates to 128.123 votes per preferred share. Except as noted below, the holders of outstanding shares of Series B Convertible Preferred Stock and holders of outstanding common stock shall vote together as one class (“Voting Stock”) on all matters submitted to a vote of NATCO’s stockholders at the meeting.

Pursuant to the Company’s restated certificate of incorporation, as amended, so long as more than 50% of the Series B Convertible Preferred Stock remains outstanding, the holders of the Series B Convertible Preferred Stock have the right, voting separately as a class with one vote per share, to elect or appoint one director at any annual or special meeting of stockholders or pursuant to written consent. If we were to default on dividend payments related to the Series B Convertible Preferred Stock, the holders of the Series B Convertible Preferred Stock would be entitled to elect a second director, voting separately as a class with one vote per preferred share. The holders of the Series B Convertible Preferred Stock have elected Mr. Thomas R. Bates, Jr. to serve as a director of the Company pursuant to this right.

Quorum

The presence, in person or by proxy, of the holders of a majority of all the outstanding shares of Voting Stock entitled to vote at the meeting is necessary to constitute a quorum at the annual meeting or any adjournment or postponement thereof. However, the absence of a quorum of the holders of common stock shall not affect the exercise by the holders of Series B Convertible Preferred Stock of any voting rights they may have as a separate class. Abstentions and broker non-votes will be counted in determining whether or not there is a quorum at the annual meeting.

Required Votes

A plurality of the shares of Voting Stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of directors (Proposal 1). Accordingly, the three nominees for election as directors at the annual meeting who receive the greatest number of votes cast for election by the holders of record of Voting Stock on April 7, 2005 shall be duly elected directors upon completion of the vote tabulation at the annual meeting. The affirmative vote of the holders of a majority of the shares of Voting Stock present in person or represented by proxy and entitled to vote at the annual meeting is required for ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005 (Proposal 2).

Abstentions, Broker Non-votes and Withheld Authority

Abstentions will be included in determining the number of shares of Voting Stock present at the 2005 stockholders’ meeting for the purpose of determining the presence of a quorum and thus, the number of shares entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote against a proposal, other than the election of directors.

Also, proxies given by brokers will be included in determining the number of shares of the Voting Stock present at the 2005 stockholders’ meeting for purposes of determining the presence of a quorum, regardless of whether a proxy given by a broker includes a broker non-vote on a matter. (A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instructions are given.) Under the rules of the New York Stock Exchange, if you hold your shares through a bank or broker, your broker is permitted to vote your shares on Proposals 1 and 2 being submitted for stockholder approval at the 2005 stockholders’ meeting if the broker does not receive instructions from you.

Where a stockholder withholds authority from his or her proxy to vote on a particular matter, the proxy may not vote such shares on such matter at the 2005 stockholders’ meeting. The withholding of a proxy’s authority will have no effect on the outcome of the vote on the election of directors (Proposal 1), since directors are elected by a plurality of the votes cast at the meeting. However, because the ratification of the selection of KPMG LLP as the Company’s independent accountants (Proposal 2) requires the affirmative vote of a majority of the shares of the Voting Stock represented at the meeting, the withholding of a proxy’s authority to vote on Proposal 2 will have the same effect as a vote against such proposal.

Profit Sharing and Savings Plan Holdings

Shares of the Company’s common stock held through the National Tank Company Profit Sharing and Savings Plan (the “NATCO 401(k) Plan”) will be voted by the plan trustee, JPMorgan Chase Bank, as directed by the participants in the plan. If a participant does not provide specific voting instructions, the shares held by the participant will not be voted by the plan trustee and will not be considered present for purposes of establishing a quorum.

Other Matters

If any other matters are properly presented for consideration at the 2005 stockholders’ meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this proxy statement, the Company does not anticipate that any other matters would be raised at the 2005 stockholders’ meeting.

Stockholder List

A copy of the list of stockholders entitled to vote at the annual meeting will be available for inspection by qualified stockholders for proper purposes at our principal executive offices (2950 N. Loop West, Suite 700, Houston, Texas 77092) during normal business hours beginning on May 15, 2005 and at the annual meeting.

PROPOSALS

Proposal 1: Election of Directors

Our bylaws provide that the Board of Directors will be composed of eight members. The Board currently has eight members, with seven serving in three classes who are elected by holders of our Voting Stock, with three members in Class I, two members in Class II and two members in Class III, and one who is subject to election by the holder of the Series B Convertible Preferred Stock. Class I, Class II and Class III directors are elected for terms of three years, currently expiring in 2005, 2006 and 2007, respectively. The holders of the Series B Convertible Preferred Stock, voting as a separate class, currently are entitled to elect one director at an annual or special meeting of stockholders or by written consent. This director shall continue in office until a successor has been elected by the holders of the Series B Convertible Preferred Stock or until less than 50% of such series remains outstanding.

John U. Clarke, Patrick M. McCarthy and Thomas C. Knudson are nominated for election at the annual meeting to fill the three expiring Class I positions on the Board of Directors. If elected, they will hold office for three-year terms expiring at the annual meeting of stockholders in 2008, and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal.

In accordance with the Company’s restated certificate of incorporation, as amended, and bylaws, the affirmative vote of a plurality of the votes cast by holders of Voting Stock entitled to vote in the election of directors at the annual meeting is required for the election of a nominee as director. Accordingly, although abstentions and broker non-votes are considered shares present at the meeting for the purpose of determining a quorum, they will have no effect on the election of directors.

The Board of Directors has no reason to believe that the nominees for election as directors will not be candidates or will be unable to serve, but if for any reason either nominee is unavailable as a candidate or unable to serve when the election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of a substitute nominee selected by the Board of Directors.

The Board of Directors recommends that you vote FOR the election of the nominees listed below under “Information Concerning the Board of Directors – Nominees for Class I Directors for Three-Year Terms to Expire in 2008.” Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2005. KPMG LLP has audited our consolidated financial statements since 1989. We are advised that no member of KPMG LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Voting Stock present or represented by proxy and entitled to vote at the annual meeting. See “Information Concerning the Board of Directors–Audit Committee Report” for a discussion of KPMG LLP’s engagement, including independence and fees paid by us to KPMG in 2003 and 2004.

The Board of Directors recommends a vote FOR ratification of this appointment. If a stockholder does not specify a choice on such stockholder’s proxy, properly dated and signed proxies will be so voted.

In the event the appointment is not ratified, the Audit Committee will reconsider the appointment of KPMG LLP and may retain that firm or other independent registered public accounting firms without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders. Representatives of KPMG LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they desire to do so. The representatives of KPMG LLP also will be available to answer questions and discuss matters pertaining to the Reports of Independent Registered Public Accounting Firm contained in the audited financial statements in our Annual Report on Form 10-K/A for the year ended December 31, 2004.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Nominees for Class I Directors for Three-Year Terms to Expire in 2008

The following sets forth information concerning the nominees for election as directors at the annual meeting, including each nominee’s age as of April 7, 2005, position with the Company, and business experience during the past five years.

John U. Clarke, 52. Chairman of the Board since July 2004 and Chief Executive Officer since December 2004. Mr. Clarke also serves as a member of the Executive Committee. Mr. Clarke has served as a Director of NATCO since February 2000, Chairman of the Governance, Nominating & Compensation Committee from December 2002 to September 2004 and was interim Chief Executive Officer of NATCO from September 2004 to December 2004. Prior to such time, from May 2001 Mr. Clarke served as President of Concept Capital Group, a financial and strategic advisory firm originally founded by Mr. Clarke in 1995. Immediately prior to reestablishing the firm, Mr. Clarke was a Managing Director of SCF Partners, a private equity investment firm. From 1999 to June 2000, Mr. Clarke was Executive Vice President of Dynegy, Inc., where he also was an Advisory Director and member of the Office of the Chairman. Mr. Clarke joined Dynegy in April 1997 as Senior Vice President and Chief Financial

Officer. Prior to joining Dynegy, Mr. Clarke was a Managing Director of Simmons & Company International. From 1995 to 1997, he served as President of Concept Capital Group. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil and Gas from 1993 to 1995. He was with Transco Energy from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke is a director and member of the audit and human resource committees of Harvest Natural Resources, an international oil and gas company; and a director and member of the compensation and management development committee, and chairman of the audit committee of The Houston Exploration Company, an oil and gas exploration and production company. He is also is a member of the Board of Directors of FuelQuest Inc., a privately-held market service provider to the petroleum industry.

Patrick M. McCarthy, 60. Director since February 1998 and President since December 1997. Mr. McCarthy served as Executive Vice President of NATCO, with marketing and operations responsibilities, from November 1996 to December 1997 and as Senior Vice President—Marketing from June 1994 to November 1996. Prior to joining us in June 1994, Mr. McCarthy was Vice President—Worldwide Oil and Gas at ABB Lummus Crest, an engineering and construction company.

Thomas C. Knudson, 58. Director since April 6, 2005. Mr. Knudson serves as President of Tom Knudson Interests LLC, providing consulting services in the areas of energy, sustainable development and leadership. From 1975 to his retirement in January 2004, Mr. Knudson served in various capacities with ConocoPhillips Inc., including Senior Vice President and member of the executive and management committees of Conoco and ConocoPhillips from 2000 to January 2004, Chairman and Chief Executive Officer of Conoco Exploration Production Europe Ltd. from 1997 to 2000 and Vice President, Conoco Natural Gas and Gas Products from 1994 to 1997. Mr. Knudson is a director, member of the compensation committee and chairman of the governance committee of Offshore Logistics Inc., a provider of helicopter transportation services to the offshore oil and gas industry.

Continuing Directors

The following sets forth information concerning the Class II and Class III directors of the Company whose present terms of office will expire at the 2006 and 2007 annual meetings of stockholders, respectively, and the director elected by the holder of the Series B Convertible Preferred Stock.

Class II Directors

Keith K. Allan, 64. Chairman of the Audit Committee and Director since February 1998. Mr. Allan was a director of NATCO (U.K.) Ltd. from October 1996 to January 1998. From February 1990 to August 1996, he was Technical Director in the North Sea for Shell U.K. Exploration and Production. From 1965 to February 1990, he served in a number of positions for Royal Dutch/Shell Group.

George K. Hickox, Jr., 46. Director and member of the Audit Committee since November 1998, and Chairman of the Governance, Nominating & Compensation Committee since September 2004. Mr. Hickox served as Chairman and Chief Executive Officer of The Wiser Oil Company, a publicly-traded, independent oil and gas exploration and production company, from May 2000 to June 2004. He is a general partner of Heller Hickox & Co., a partnership specializing in energy investments, a position he has held since September 1991. Mr. Hickox formerly served as a director of The Cynara Company prior to its acquisition by NATCO in November 1998. He presently serves as an officer or director of several privately-held companies.

Class III Directors

Julie H. Edwards, 46. Director and member of the Audit Committee since December 2004. Ms. Edwards has served as executive vice president-finance and administration and chief financial officer of Frontier Oil Corp. since April 2000. She served as senior vice president and chief financial officer of Frontier from August 1994 to April 2000, and as vice president, secretary and treasurer from March 1991 to August 1994. From mid-1985 until 1991, she worked at Smith Barney, Harris Upham & Co., Inc., in New York and Houston, as an associate in corporate finance, then as vice president-corporate finance. Prior to that, she was an exploration geologist at Amerada Hess

Corp. in Tulsa, Okla. Ms. Edwards also serves as a member of the Board of directors of ONEOK, Inc., a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the US mid-continent area.

Herbert S. Winokur, Jr., 61. Director since 1989, member of the Governance, Nominating & Compensation Committee from January to June 2004 and since December 2004 and Chairman of the Executive Committee since July 2004. Mr. Winokur is Chairman and Chief Executive Officer of Capricorn Holdings, Inc., a private investment company, and Managing General Partner of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in, 1994 and 1999, respectively. He also is a Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC (which are General Partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively). Prior to his current appointment, he was Senior Executive Vice President and director of Penn Central Corporation. Mr. Winokur also is a director of CCC Information Services Group, Inc. and Holland Series Fund, Inc.

Director Elected by Holders of Series B Convertible Preferred Stock

Thomas R. Bates, Jr., 55. Director and member of the Governance, Nominating & Compensation Committee since March 2003 and member of the Executive Committee since July 2004. Mr. Bates has served as a Managing Director of Lime Rock Partners, Houston, Texas, a partnership that invests in growth capital equity for oilfield service companies, since October 2001. Mr. Bates previously served as Senior Vice President, then President, of the Discovery Group of Baker Hughes, Inc. from June 1998 to January 2000, as CEO and President of Weatherford Enterra, Inc. from June 1997 to May 1998 and as President of the Anadrill Division of Schlumberger Ltd. from March 1992 to May 1997. Mr. Bates currently serves as the chairman and a member of the executive committee of Rotary Steerable Tools (BVI), Inc., a manufacturer of drilling tools, a director and member of the audit committee of NQL Drilling Tools, Inc., a provider of products to the directional drilling industry, a director and chairman of the audit committee of Reservoir Exploration Technologies, AS, a seismic service provider, a member of the board of managers and chairman of the compensation committee of Hercules Offshore, LLC, a provider of offshore drilling and liftboat services, and a member of the board of managers of Crescendo Resources LLC, a gas processing and production concern.

Determinations of Director Independence

Under rules adopted by the New York Stock Exchange, or NYSE, no Board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. The Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In its determination of independence, the Board of Directors reviewed and considered all relationships and transactions between each director, his family members or any business, charity or other entity in which the director has an interest, on the one hand, and the Company, its affiliates or the Company’s senior management has an interest, on the other. The Board considered ownership of the Company’s stock by Mr. Winokur and affiliates and affiliates of Mr. Bates and determined that each was independent for purposes of service on the Board and the Governance, Nominating & Compensation Committee, but would not be eligible for service on the Audit Committee, due to different standards for such service. As a result of its independence reviews, the Board of Directors has affirmatively determined that Mr. Allan, Mr. Bates, Ms. Edwards, Mr. Hickox, Mr. Knudson and Mr. Winokur are independent from the Company and its management. Mr. Clarke and Mr. McCarthy are executives of the Company, and, therefore, are not independent.

Committees and Board Meetings; Meeting Attendance; Audit Committee Financial Expert

The Board of Directors has established three standing committees: the Executive Committee, the Audit Committee and the Governance, Nominating & Compensation Committee. During 2004, the full Board of Directors held eight meetings (at which the independent directors also held executive sessions), the independent directors met in five separate executive sessions, the Audit Committee held 12 meetings and the Governance, Nominating & Compensation Committee held four meetings. The Executive Committee did not hold any meetings during 2004. Each independent director then in office attended all of the meetings of the Board and all of the separate executive sessions. Each of the executive directors then in office attended at least 85% of the meetings of the Board. The persons who were executive directors at the time of the executive sessions were not invited to, and did not attend, the executive sessions of the independent directors. Such meetings were chaired by the Chairman of the Governance, Nominating & Compensation Committee. Each director attended over 90% of the meetings of the committees of the Board on which he or she served. The Board does not have a policy on Board member attendance at the annual meeting of stockholders. Four of our seven directors then in office attended the 2004 annual meeting of stockholders.

The members of our Executive Committee are Mr. Winokur (Chairman), Mr. Bates and Mr. Clarke. The Executive Committee is authorized to exercise the powers of the Board during the intervals between the Board meetings, subject to prior notice to the Board of its intent to do so.

The members of our Audit Committee are Mr. Allan (Chairman), Ms. Edwards and Mr. Hickox. All three members are “independent” and qualified to serve on the Audit Committee under the standards of the NYSE and applicable securities laws and regulations. In addition, the Board of Directors has determined that Ms. Edwards is an “audit committee financial expert” as defined in applicable federal securities laws and regulations. The charter of the Audit Committee, which was revised and adopted by the Board in February 2005, contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board to assist in overseeing (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s independence, qualifications and performance, and (4) the performance of the Company’s internal audit function. The Audit Committee Charter is attached to this proxy statement as Appendix A. The Audit Committee also has direct responsibility for the appointment, compensation and retention of the Company’s independent registered public accounting firm.

The Governance, Nominating & Compensation Committee serves as the Company’s standing nominating and compensation committee. Its members are Mr. Hickox (Chairman), Mr. Winokur and Mr. Bates, each a non-employee director. Mr. Hickox, Mr. Bates and Mr. Winokur have been determined by the Board to be “independent” and qualified to serve on the Governance, Nominating & Compensation Committee under NYSE standards and applicable securities laws and regulations. The Governance, Nominating & Compensation Committee adopted a revised charter in February 2005.

The Governance, Nominating & Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to governance, nomination of directors and executive compensation. In fulfilling its governance and nominating role, the committee assists the Board in identifying individuals qualified to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. In fulfilling its compensation role, the committee assists the Board in assuring that the senior executives of the Company and its subsidiaries are compensated effectively, in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practice and the requirements of applicable law, regulations and rules of applicable regulatory bodies.

Compensation Committee Interlocks and Insider Participation

From January to June 2004, the Governance, Nominating & Compensation Committee consisted of Mr. Clarke (Chairman), Mr. Bates and Mr. Winokur, each a non-management director during such period. Mr. Winokur stepped down from the committee in June 2004, and Mr. Hickox was elected to serve in Mr. Winokur’s place. Mr. Clarke served as Chairman of the Governance, Nominating & Compensation Committee until September 2004. He stepped down upon assuming the office of interim Chief Executive Officer following the departure of the Company’s former CEO, and Mr. Hickox became Governance, Nominating & Compensation Committee Chairman. From September 2004 to December 2004, the committee consisted of two members, Mr. Hickox (Chairman) and Mr. Bates. Mr. Winokur was re-elected to the committee in December 2004. There were no Governance, Nominating & Compensation Committee interlock relationships or insider participation in compensation arrangements during the year ended December 31, 2004.

Under an arrangement that terminated on December 31, 2004, we paid Capricorn Management, G.P., an affiliate company of Capricorn Holdings, Inc., for administrative services, which included office space and parking in Connecticut for our former Chief Executive Officer, reception, telephone, computer services and other normal office support relating to that space. Fees paid to Capricorn Management, which were reviewed and approved by the Audit Committee of our Board of Directors, totaled $115,000, in each of the years ended December 31, 2004, 2003 and 2002, respectively. Mr. Winokur is the Chairman and Chief Executive Officer of Capricorn Holdings, Inc. and the Managing Director of Capricorn Holdings LLC, the general partner of Capricorn Investors II, L.P., a private investment partnership, and directly or indirectly controls approximately 31% of our outstanding common stock. (Capricorn Investors II, L.P. controls approximately 19% of our common stock, which percentage is included in Mr. Winokur’s total holdings of approximately 31% of our common stock.) In addition, our former Chief Executive Officer was a non-salaried member of Capricorn Holdings LLC.

Selection of Nominees for the Board of Directors

The Governance, Nominating & Compensation Committee assists the Board in identifying individuals qualified to become Board members and selecting, or recommending that the Board select, such individuals as the director nominees for election at the annual meetings of stockholders or for appointments to fill vacancies. In evaluating the suitability of potential directors, the Governance, Nominating & Compensation Committee takes into account many factors, including general understanding of marketing, finance or other elements relevant to the success of a publicly traded company in today’s business environment, understanding of the Company’s business on an operational level, education and professional background and availability and willingness to devote time to Board duties. The Governance, Nominating & Compensation Committee also evaluates each individual in the context of the Board as a whole, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment using its diversity of experience in these various areas.

In the event that the Governance, Nominating & Compensation Committee or the Board identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board with specific criteria, the Governance, Nominating & Compensation Committee will initiate a search process and keep the Board apprised of progress. Alternatively, if a potential Board member meeting the requirements of the Board is identified by a member of the Board or management, the Governance, Nominating & Compensation Committee will consider such proposed candidate and will evaluate the qualifications and independence of such candidate, and the needs of the Board. The Governance, Nominating & Compensation Committee may seek input from members of the Board, the Chief Executive Officer and other management and, if necessary, retain a search firm. In addition, as a matter of policy, the Governance, Nominating & Compensation Committee will consider candidates for Board membership properly recommended by stockholders. The initial candidate or candidates, including anyone recommended by a stockholder, who satisfy the specific criteria for Board membership and otherwise qualify for membership on the Board will then be reviewed and evaluated by the Governance, Nominating & Compensation Committee. The evaluation process for candidates recommended by stockholders is not different from candidates recommended by any other source.

To be considered by the Governance, Nominating & Compensation Committee a stockholder recommendation for a nominee must be made by written notice to the Chairman of the committee and the Corporate Secretary of the Company, containing, at a minimum, the name, appropriate biographical information and qualification of the nominee. In considering stockholder recommendations for nominees, the Governance, Nominating & Compensation Committee may request additional information concerning the nominee or the applicable stockholder or stockholders. The bylaws of the Company permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Board. To nominate a director using this process, and the stockholder must follow certain procedures required by the bylaws that are described under “Stockholder Proposals” below.

Candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

•	personal characteristics:

•	high personal and professional ethics, integrity and values;

•	an inquiring and independent mind; and

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level in business, government, education or technology;

•	expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

•	willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.

The Governance, Nominating & Compensation Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Diversity in personal background for the Board as a whole may be taken into account in considering individual candidates.

In December 2004, the Board of Directors elected Ms. Edwards as a member of the Board of Directors and the Audit Committee. In April 2005, the Board elected Mr. Knudson as a member of the Board. The Company did not pay any third party to identify or to assist in the evaluation of any candidate for election to the Board. The Company did not receive any stockholder recommendations or nominations for the Board for election at the annual meeting, except the nominations made by the Board that includes members who are stockholders. All of the nominees for election at the annual meeting are current members of the Board.

Code of Business Conduct and Ethics

The Board of Directors has adopted the NATCO Group Inc. Business Ethics Policies, which meet the requirements of a code of ethics under applicable federal securities laws and regulations and NYSE listing standards. Changes in and waivers to the Business Ethics Policies for the Company’s directors, executive officers and certain senior financial officers will be posted promptly on the Company’s website and maintained for at least twelve months.

Executive Sessions of the Board of Directors and the Presiding Director

At each regularly scheduled Board meeting, the Company’s independent directors hold executive sessions at which the Company’s management is not in attendance. During 2004, the independent directors also called and held five separate executive session meetings. The presiding director at these sessions is the Governance, Nominating & Compensation Committee chairman.

Stockholder Communications; Reporting Concerns Regarding Accounting Matters

Stockholders and other interested parties may communicate directly with the Company’s Board, non-management directors or presiding director by sending a written communication appropriately addressed in care of the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement.

The Audit Committee has adopted the following policy so that anyone who has a concern about the Company’s conduct, accounting, internal accounting controls or auditing matters may communicate that concern directly to the Company’s management, the Board of Directors, the independent directors or to the Audit Committee.

Anyone who has a concern about the Company’s conduct, accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Company’s management, Board of Directors, independent directors or Audit Committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses or any of the toll-free phone numbers published on NATCO’s website, www.natcogroup.com/investorrelations/corporategovernance.

All such concerns will be forwarded to the appropriate directors for their review, and all concerns related to audit or accounting matters will be forwarded to the Audit Committee. All reported concerns will be simultaneously reviewed and addressed by the Company’s General Counsel, or her designee. The status of all outstanding concerns addressed to the Company’s management, Board, independent directors or Audit Committee will be reported to the Board on a quarterly basis. The Board may direct special treatment, including the retention of the outside advisors or counsel, for any concern addressed to them. The Company’s Business Ethics Policies prohibit any retaliatory action against any employee for raising legitimate concerns or questions regarding these matters, or any suspected violation of law, regulations or the Business Ethics Policies.

Obtaining Copies of Committee Charters, Our Business Ethics Policies or Other Governance Documents

The Audit Committee charter is attached to this proxy statement as Appendix A. The charters of the Audit, Executive and Governance, Nominating & Compensation Committees, and the Company’s corporate governance guidelines, business ethics policies and other governance materials are available on the Investor Relations/Corporate Governance section of the Company’s website at www.natcogroup.com. Additionally, any stockholder who so requests may obtain printed copies of such documents from the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement.

Audit Committee Report

The Audit Committee operates under a revised charter that was adopted by the Board of Directors in February 2005, superseding the charter adopted in May 2003. The Audit Committee met 12 times during 2004 with the Company’s financial management and our independent registered public accounting firm, KPMG LLP, as part of its role in providing oversight to the financial reporting process and internal control structure. From time to time at the Audit Committee’s request, KPMG LLP met with the Audit Committee, without NATCO management representatives present, to discuss the results of their examinations and quality of reporting.

From January to September 2004, the Audit Committee consisted of three independent directors who met the applicable requirements of federal securities laws and regulations and the rules of the NYSE, Mr. Allan, Mr. Hickox and Mr. Clarke. Mr. Clarke served as the “audit committee financial expert.” In September 2004, Mr. Clarke stepped down from the Audit Committee to serve as interim Chief Executive Officer of the Company. From September 2004 to December 2004, the Audit Committee had only two members, and did not have a member that qualified as “audit committee financial expert,” and was thus temporarily out of compliance with NYSE rules. In December 2004, Ms. Edwards was elected to the Company’s Board and the Audit Committee, and was designated as the “audit committee financial expert,” bringing the committee back into compliance with applicable regulations and rules.

In performing its oversight function, the Audit Committee has reviewed and discussed with the Company’s management and independent public accountants the audited financial statements for the year ended December 31, 2004 and unaudited quarterly operating results prior to their issuance. In addition, the Audit Committee discussed with KPMG LLP matters required by Statement on Auditing Standards No. 61. The Audit Committee also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP their independence. The Audit Committee also reviewed and discussed with our management and with KPMG LLP such other matters and received such assurances from these parties that they deemed appropriate. Based on the foregoing review and discussions, the Audit Committee recommended to our Board of Directors the inclusion of our audited financial statements in the Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

The Audit Committee has adopted a policy to pre-approve all audit and non-audit services of the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated to its Chairman authority to pre-approve engagements of our independent registered public accounting firm or other accountants to perform audit or non-audit services in amounts of up to $100,000 per engagement, subject to his subsequently reporting to the committee as to any engagement he approves. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. None of the services provided by the independent registered public accounting firm under the categories Audit-Related, Tax Services and All Other Fees, below, were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in Rule 2-01(c) of Regulation S-X.

The Audit Committee also considered whether the provision of the non-audit services listed below is compatible with maintaining the independence of KPMG LLP. The Audit Committee determined that such services were compatible with KPMG LLP’s independence.

Audit Fees. We paid audit fees paid to KPMG LLP totaling $1,737,000 and $543,547 for the years ended December 31, 2004 and 2003, respectively, for professional services rendered for the audit of our annual financial statements, review of our interim reports and, for 2004, attestations by KPMG related to the audit of the effectiveness of our internal controls that are required by statute or regulations.

Audit-Related Fees. We paid audit-related fees to KPMG, LLP totaling $22,500 and $47,521 for the years ended December 31, 2004 and 2003, respectively, related primarily to the audit of financial statements of an employee benefit plan.

Tax Services Fees. We paid tax services fees to KPMG, LLP totaling $25,000 and $72,587 for the years ended December 31, 2004 and 2003. The fees paid related primarily to tax compliance and consultation related to tax issues in the U.S., Canada and the U.K.

All Other Fees. We paid other fees to KPMG LLP totaling $0 and $2,750 for the years ended December 31, 2004 and 2003, respectively. The fees in 2003 related to the preparation of an information return associated with an employee benefit plan.

The Audit Committee:

Keith K. Allan (Chairman)

Julie H. Edwards

George K. Hickox, Jr.

DIRECTORS AND EXECUTIVE OFFICERS

The following table identifies our directors and executive officers as of April 7, 2005.

Name	Age at 4/7/05	Position(s)	Committee(s)
John U. Clarke	52	Chairman of the Board (Class I Director – term expiring in 2005) Chief Executive Officer	Executive (Chairman)
Patrick M. McCarthy	60	Director (Class I – term expiring 2005) President	None
Keith K. Allan	64	Director (Class II – term expiring 2006)	Audit (Chairman)
Thomas R. Bates, Jr.	55	Director (1)	Governance, Nominating & Compensation
Julie H. Edwards	46	Director (Class III – term expiring 2007)	Audit
George K. Hickox, Jr.	46	Director (Class II – term expiring 2006)	Audit, Governance, Nominating & Compensation (Chairman)
Thomas C. Knudson	58	Director (Class I – term expiring 2005)	None
Herbert S. Winokur, Jr.	61	Director (Class III – term expiring 2007)	Executive, Governance, Nominating & Compensation
Robert A. Curcio	47	Senior Vice President - Technology and Product Development	N/A
Katherine P. Ellis	44	Senior Vice President, Corporate Secretary and General Counsel	N/A
Richard W. FitzGerald	50	Senior Vice President & Chief Financial Officer	N/A
Ryan S. Liles	50	Vice President & Controller	N/A
C. Frank Smith	53	Executive Vice President	N/A
David R. Volz, Jr.	51	President - TEST	N/A
Joseph H. Wilson	52	Senior Vice President – Global Marketing	N/A

(1)	Appointed by the holders of the Series B Convertible Preferred Stock on March 25, 2003.

Biographies for our directors, including Mr. Clarke and Mr. McCarthy who also are executive officers of the Company, are set forth above under the captions “Information Concerning the Board of Directors–Nominees for Class I Directors for Three-year Terms to Expire in 2008” and “–Continuing Directors.” Biographies of our other executive officers follow.

Robert A. Curcio. Senior Vice President–Technology and Product Development since May 1998. Mr. Curcio spent 20 years at Exxon Corporation and its affiliates, holding various positions in marketing, engineering and manufacturing management. Mr. Curcio was Global Markets Director–Heavy Duty Diesel Additives of Exxon Chemical’s PARAMINS division from February 1996 to May 1998, Global Markets Manager–Specialty and Niche Additives of PARAMINS from January 1995 to February 1996, and PARAMINS Product Manager–Large Engine Additives from July 1992 to January 1995.

Katherine P. Ellis. Senior Vice President, Corporate Secretary and General Counsel since March 2003. Ms. Ellis held various counsel positions at Nabors Industries from December 1996 to December 2002, serving most recently as General Counsel. From 1987 to 1996 she was associated with the law firm of Baker & Botts, LLP in Houston, Texas.

Richard W. FitzGerald. Senior Vice President and Chief Financial Officer since May 2003. Mr. FitzGerald was Senior Vice President and Chief Financial Officer of Universal Compression, Inc., a publicly traded gas compression rental and fabrication company, from 1999 to March 2003. From 1998 to 1999, he served as Vice President - Financial Services of KN Energy. Since 1982, he served in a number of financial and accounting positions at companies in the gas marketing and transportation industry, including various units of Occidental Petroleum Corporation and Peoples Energy.

Ryan S. Liles. Vice President and Controller since April 2000. Mr. Liles was Controller of Dailey International Inc., an oilfield services company, from October 1994 to April 2000. He served as an Assistant Controller at USPCI, a hazardous waste disposal company, from November 1989 to October 1994.

C. Frank Smith. Executive Vice President–NATCO Group Inc. since January 2002. Mr. Smith was President of NATCO’s U.S. operations from January 1998 until January 2002, and served as Senior Vice President–Sales and Service from September 1993 to December 1997 and as the Northern Region Director of Sales and Service Centers from April 1992 to September 1993.

David R. Volz, Jr. President of TEST, our automation and controls subsidiary, since its acquisition by NATCO in June 1997. Mr. Volz joined TEST in 1976 as a Technical Specialist and held a number of positions of increasing responsibility prior to serving as President.

Joseph H. Wilson. Senior Vice President since April 1999. Prior to joining us, Mr. Wilson served as Strategic Accounts Manager of Baker Hughes Inc., with responsibilities for strategic business development, from January 1999 to April 1999. From January 1997 to January 1999, Mr. Wilson served as Gulf Coast Region Manager of Baker Hughes INTEQ’s fluids, directional drilling and MWD business. From January 1994 to January 1997, Mr. Wilson was Director of Sales and Systems Marketing for all of INTEQ. Prior to January 1994, Mr. Wilson held a number of positions in sales, operations and marketing with Baker Hughes INTEQ, Baker Sand Control and BJ Services, each an oilfield service company.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (1) each person known by us to be the beneficial owner of more than 5% of our common stock, (2) each director, (3) each of the Named Executive Officers (as defined in “Director and Executive Officer Compensation – Executive Compensation” below) and (4) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person. The information is as of April 7, 2005 with respect to directors, officers, and Capricorn Investors II, LP, and as of the date of the most recent SEC filing of the applicable person made prior to April 7, 2005, with respect to other persons named.

Beneficial Owner (1)	Address	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Cannell Capital LLC, et al. (2) (3)	150 California Street, Fifth Floor San Francisco, California 94111	1,190,500	7.4%
Capricorn Investors II, LP (4)	30 East Elm Street Greenwich, Connecticut 06830	3,103,855	19.2%
Lime Rock Partners II, LP (2)(5)	518 Riverside Avenue Westport, Connecticut 06880	2,178,145	11.9%
Heartland Advisors, Inc. and William J. Nasgovitz (2)(6)	789 North Water Street Milwaukee, WI 53202	1,881,300	11.6%
Trafelet & Company, LLC and Remy W. Trafelet (2)	900 Third Avenue, Fifth Floor New York, New York 10002	848,000	5.2%
Wellington Management Company, LLP (2)(7)	75 State Street Boston, Massachusetts 02109	941,500	5.8%
John U. Clarke (8)	2950 N. Loop West, Suite 700 Houston, Texas 77092	182,274	1.1%
Patrick M. McCarthy (8)	2950 N. Loop West, Suite 700 Houston, Texas 77092	214,114	1.3%
Robert A. Curcio (8)	2950 N. Loop West, Suite 700 Houston, Texas 77092	99,530	*
Richard W. FitzGerald (8)	2950 N. Loop West, Suite 700 Houston, Texas 77092	39,184	*
C. Frank Smith (8)	2950 N. Loop West, Suite 700 Houston, Texas 77092	77,138	*
Keith K. Allan (9)	2950 N. Loop West, Suite 700 Houston, Texas 77092	20,834	*
Thomas R. Bates, Jr. (10)	10375 Richmond Ave., Suite 225 Houston, Texas 77042	5,000	*
Julie H. Edwards (11)	2950 N. Loop West, Suite 700 Houston, Texas 77092	2,500	*
George K. Hickox, Jr. (9)	2950 N. Loop West, Suite 700 Houston, Texas 77092	223,852	1.4%
Thomas C. Knudson (11)	2950 N. Loop West, Suite 700 Houston, Texas 77092	2,500	*
Herbert S. Winokur, Jr. (4)	30 East Elm Street, Greenwich, Connecticut 06830	4,966,234	30.7%
All Directors and Executive Officers as a Group (15 persons) (8)		6,041,219	36.3%

*	Indicates beneficial ownership of less than one percent of outstanding common stock.

(1)	Shares are considered “beneficially owned,” for purposes of this table, if the person directly or indirectly has sole or shared voting and/or investment power with respect to such shares, and/or if a person has the right to acquire shares within 60 days of April 7, 2005. Shares that are indicated as beneficially owned in the table above that meet this 60-day criteria include: (1) Mr. Allan, 15,834; (2) Capricorn Investors II, L.P., 11,834; (3) Mr. Clarke, 11,834; (4) Mr. Curcio, 91,680; (5) Ms. Edwards, 2,500; (6) Mr. Hickox, 9,167; (7) Mr. Knudson, 2,500; (8) Lime Rock Partners II, LP, 2,178,145 (see also footnote (5) below); (9) Mr. McCarthy, 108,892; (10) Mr. Smith, 61,225; (11) Mr. FitzGerald, 33,334; and (12) all directors and executive officers as a group, 467,471.

(2)	As reported in the most recent Schedule 13G or Section 16 filing of such person filed with the Securities and Exchange Commission on or before April 7, 2005.

(3)	The Schedule 13G is filed jointly by Cannell Capital LLC, J. Carlo Cannell, The Anegada Master Fund Limited, The Cuttyhunk Fund Limited, Tonga Partners, L.P., GS Cannell Portfolio, LLC and Pleiades Investment Partners, L.P. Cannell Capital, Mr. Cannell and Tonga Partners are located at the address noted in the above table. Anegada’s principal business office is c/o Bank of Butterfield International (Cayman) Ltd., 68 Fort Street, PO Box 705, George Town, Cayman, Cayman Islands. Cuttyhunk’s principal business office is 73 Front Street, Hamilton, Bermuda HM12. GS Cannell’s principal business office is 701 Mount Lucas Road, CN 850, Princeton, New Jersey 08452. Pleiades’ principal business office is 6022 West Chester Pike, Newtown Square, Pennsylvania 19073.

(4)	Of the shares indicated as being beneficially owned by Mr. Winokur, 3,103,855 of the shares are owned directly by Capricorn Investors II, LP. Mr. Winokur is the Manager of Capricorn Holdings LLC, which in turn serves as the general partner of Capricorn Investors II. As such Mr. Winokur may be deemed to have dispositive and voting power over the shares owned by Capricorn Investors II. In addition, 5,000 are restricted shares granted to Mr. Winokur, the beneficial interest in which is held by Capricorn Investors II. The shares may not be transferred prior to their restrictions lapsing, but Mr. Winokur has the right to vote such restricted shares prior to that time. Mr. Winokur has sole voting and sole dispositive power with respect to the remaining 1,862,379 shares.

(5)	Lime Rock Partners II, LP holds 15,000 shares of our Series B Convertible Preferred Stock, representing 100% of the issued and outstanding shares of such series, which would be convertible to 1,921,845 shares of our common stock if converted at April 7, 2005. Lime Rock Partners II, LP also holds immediately exercisable warrants to purchase 248,800 shares of our common stock. In addition, Lime Rock Partners II, LP, Lime Rock Partners GP II, L.P. and LRP GP II, Inc. collectively report beneficial ownership, via a contractual right to acquire, of options to acquire 2,500 shares of our common stock issued to Lime Rock Management and 2,500 shares of restricted common stock issued to Mr. Bates (see footnote (10) below). Lime Rock Partners II, LP individually reports beneficial ownership of an additional 2,500 options issued to Lime Rock Management (see footnote (10) below).

(6)	Heartland Advisors, Inc. and William J. Nasgovitz in their capacity as investment adviser to their clients holding shares of NATCO common stock, report having shared voting power with respect to 1,560,500 of the 1,881,300 shares beneficially owned and share investment power with respect to all of such shares.

(7)	Wellington Management, in its capacity as investment advisor to its clients holding NATCO common stock, reports having shared voting power with respect to 202,900 of the 941,500 shares beneficially owned.

(8)	Included in the number of shares beneficially owned are restricted shares for which restrictions have not lapsed and may be subject to forfeiture if the requirements are not met in the future, as follows: Mr. Clarke (160,440), Mr. McCarthy (11,250), Mr. Curcio (5,850), Mr. FitzGerald (5,850), Mr. Smith (6,769) and all directors and executive officers as a group (232,492) (including restricted stock referenced in notes (9), (10) and (11), below).

(9)	Includes 5,000 unvested, restricted shares granted to the named independent director over which such director has the right to exercise voting power.

(10)

Includes 5,000 unvested, restricted shares granted to Mr. Bates, the beneficial interest in which is held by Lime Rock Partners II, LP, Lime Rock Partners GP II, L.P. and LRP GP II, Inc. via a contractual right to acquire the shares. The shares may not be transferred prior to their restrictions lapsing, but Mr. Bates has the right to vote such restricted shares prior to that time. Excludes 5,000 shares beneficially owned directly by Lime Rock Management, LP as to which Mr. Bates does not have voting or investment power. Mr. Bates is a managing director of Lime Rock Management. Lime Rock Partners II, LP, Lime Rock Partners GP II, L.P. and LRP GP II, Inc. also report ownership of all or a portion of these options via a contractual right to acquire the shares. Also excludes 2,170,645 shares beneficially owned directly by Lime Rock Partners II, LP. Mr. Bates has an economic interest in such shares through the general partner of Lime Rock Partners II, LP, and is a member of a six-member investment committee that advises the persons who have voting and investment power with respect to the shares owned by Lime Rock. Mr. Bates disclaims beneficial ownership of the shares owned by Lime Rock Management, LP, Lime Rock Partners II, LP, Lime Rock Partners GP II, L.P. and LRP GP II, Inc.

(11)	Includes 2,500 unvested, restricted shares granted to the named independent director over which such director has the right to exercise voting power.

DIRECTOR AND EXECUTIVE COMPENSATION

Governance, Nominating and Compensation Committee Report Regarding Executive Compensation

The Governance, Nominating & Compensation Committee of the Board of Directors is responsible for developing executive compensation policies that support the Company’s strategic business objectives and values. The Governance, Nominating & Compensation Committee has oversight responsibility in establishing compensation levels for executive officers, setting guidelines for Company-wide compensation and employee benefit policies and administering our bonus plans and stock incentive plans. The Company’s objectives in compensation for executive officers and key employees are to attract and retain talented and experienced people who will contribute to the long-term success of the Company, to inspire executive officers to work as a team to pursue our goals and to align executive officers’ interests to those of the Company, by providing for bonuses tied to Company performance, and to stockholders, by providing stock options and restricted stock awards as a portion of compensation. The Governance, Nominating & Compensation Committee monitors general industry conditions, changes in regulations and tax laws and other developments that may, from time to time, require modification of the executive compensation program to ensure the program is properly structured to achieve its objectives.

In making compensation determinations, the Governance, Nominating & Compensation Committee evaluates a number of factors at the end of each year, including the Company’s performance relative to our annual objectives, our performance relative to changes in the industry and each executive officer’s contribution to our performance during the year. The Governance, Nominating & Compensation Committee does not apply any particular formula or assign any particular weight to any factors it considers in determining an executive’s compensation. Instead, the committee considers all of these factors together and makes a subjective determination with respect to executive compensation. The annual base salary, bonus and stock option awards paid or awarded to our chief executive officer and our other four most highly compensated executive officers (the “Named Executive Officers”) are set forth in summary form in the Summary Compensation Table included elsewhere in this proxy statement.

Salaries. Executive officer salaries are based on a subjective evaluation considering peer company data, the executive’s responsibilities, performance and length of time in the position, internal equities among positions and general economic conditions. Overall compensation is intended to be at or modestly above the median level of compensation for peer companies with which we compete for employees. To determine salary levels paid within the industry, the Governance, Nominating & Compensation Committee reviews various industry surveys and proxy information of our competitors and consults with independent compensation consulting firms from time to time. The Governance, Nominating & Compensation Committee reviews executive salaries at least annually, and makes appropriate adjustments.

Benefits. Our benefit plans are intended to be at or modestly above the median level of benefits for peer companies with which we compete for employees. Through subsidiaries, the Company maintains a defined contribution pension plan (the 401(k) Savings Plan) covering substantially all US non-union hourly and salaried employees who have completed three months of service. Employee contributions of up to 3% of each covered employee’s compensation are matched 100% by the employing subsidiary, with an additional 2% of covered employee’s compensation matched at 50%. In addition, the employing subsidiary may make discretionary contributions from time to time as profit sharing contributions. The Board of Directors of each employing subsidiary reviews and approves all discretionary contributions, subject to the concurrence of the Governance, Nominating &

Compensation Committee with respect to items impacting the benefits of executive officers of the Company. No discretionary contributions were provided for the year ended December 31, 2004.

Bonus Awards. Bonus awards are linked to the achievement of company-wide and individual performance goals and are designed to put a significant portion of total compensation at risk. Under the bonus plan, a bonus target is established for each executive officer and key employee based on a subjective evaluation considering peer Company data and the executive officer or key employee’s level of responsibility and ability to impact our success. In 2004, the individual bonus targets for executive officers ranged from 35% to 75% of salary. After a year-end review, the Governance, Nominating & Compensation Committee approves the amount of the annual incentive payment, if any, that will be awarded to an executive officer based on the Governance, Nominating & Compensation Committee’s subjective evaluation of the extent to which company-wide and individual performance goals are achieved and general economic and industry conditions. The Governance, Nominating & Compensation Committee reviews and approves funding of the bonus pools and specific bonus payments to the senior executive officers of the Company prior to their award. Bonus awards related to a fiscal year typically are paid by March 15 of the following fiscal year.

Stock Options, Restricted Stock and Other Stock-Related Compensation. We make stock option, restricted stock and other stock-related compensation awards under the Company’s stock incentive plans to align the interests of executive officers and key employees with those of stockholders. Options vest over multiple years, with an exercise price equal to the fair market value of the common stock on the date of grant. Therefore, these options will have no value unless the Company’s stock appreciates in value. Restricted stock awards contain various restrictions that may be performance based or related to time of service to the Company following an award. If these requirements are not met by the specified times, the shares will be forfeited to the Company. The Governance, Nominating & Compensation Committee makes awards based on a subjective evaluation considering peer Company data and the executive officer’s or key employee’s ability to impact our success. Consideration is also given to amounts, timing and vesting status (or, in the case of restricted stock, whether the restrictions have lapsed) of previous awards to each executive officer or key employee, total options outstanding and available under the plan, and the level and volatility of our share price and the amount of appreciation realized by the stockholders over comparable periods.

In September 2004, the Governance, Nominating & Compensation Committee awarded an aggregate of 128,120 options and 62,071 shares of performance-based restricted stock to members of senior management. The Governance, Nominating & Compensation Committee also approved salary increases for members of senior management, consistent with the 4% guidance for salary increases for the Company generally. Also in September 2004, the Governance, Nominating & Compensation Committee awarded Mr. Clarke 33,440 shares of restricted stock contingent upon his continued service as interim CEO during the CEO search process and, thereafter, if named as CEO, with restrictions lapsing on the first, second and third anniversaries of the date of grant. In connection with naming Mr. Clarke as CEO in December 2004, pursuant to the terms of his employment agreement with the Company, the Governance, Nominating & Compensation Committee authorized awards of 39,500 options and 22,000 shares of performance-based stock to Mr. Clarke. In addition, pursuant to the terms of his employment agreement, in January 2005, Mr. Clarke received awards of 43,000 shares of performance-based restricted stock and 57,000 shares of restricted stock contingent on continued service for a period of three years.

Compensation of the Chief Executive Officer. The Chief Executive Officer’s compensation primarily consists of base salary, annual incentive and long-term incentives. The Governance, Nominating & Compensation Committee establishes the Chief Executive Officer’s pay levels and incentives in the same manner as for other executive officers described above, and makes recommendations regarding the same to the full Board of directors, which authorizes all salary, bonus or other incentive compensation for the CEO. The Company entered into a three-year employment agreement with Mr. Clarke in December 2004, upon his election as Chief Executive Officer. Mr. Clarke’s annual base salary pursuant to this agreement is not less than $396,000, and his target bonus is 75%. He will be eligible to participate in the Company’s bonus programs for key employees commencing in 2005. Mr. Clarke received a one-time bonus of $100,000 in December 2004, in consideration of his service as interim CEO and acceptance of a permanent position with the Company, as provided in his employment agreement. During 2004, Mr. Clarke was awarded long-term incentives for service as permanent CEO as indicated above. In addition, for service as independent director, Mr. Clarke received $60,750 in director fees earned, $5,103 in expense reimbursements for director service, an award of 2,500 options and a restricted stock award of 2,500 shares, consistent with compensation paid to other nonemployee directors for 2004. For service as interim CEO, Mr. Clarke received $83,065 in cash compensation and was awarded 33,440 restricted shares, as noted above.

Our former CEO, Nathaniel A. Gregory separated from the Company in September 2004. Mr. Gregory’s annual base salary for the year ended December 31, 2004 was $436,000. Prior to March 2003, his annual base salary was $400,000. Mr. Gregory’s target bonus was 75% in 2003 and 2004. The Governance, Nominating & Compensation Committee did not award bonuses to any executive officer in 2003, including Mr. Gregory. No stock options, restricted stock or other stock-related compensation were granted to Mr. Gregory in 2004, 2003 or 2002, although Mr. Gregory was awarded a replacement option grant under the 1998 stock incentive plan on surrender of 50,000 options previously granted in May 2000 to address a technical deficiency with respect to the original grant under NYSE rules. The replacement options were fully vested on their grant date. The other terms of the replacement grant (including exercise price and termination date) were identical to those of the grant surrendered, except for the plan designation and grant date.

The Company entered into a separation agreement with Mr. Gregory in July 2004. Pursuant to this agreement, Mr. Gregory resigned as Chairman in July 2004 and resigned as Chief Executive Officer in September 2004. His employment agreement was terminated in September 2004. Under the terms of the separation agreement, the Company paid Mr. Gregory (1) his base salary through the separation date, (2) the value of any accrued vacation through that time, (3) the sum of $1,299,611 on the effective date of the agreement, which amount was then paid to the Company for exercise of certain options held by Mr. Gregory on that date, (4) $989,389 in October 2004, and (5) $84,142 in payment of Mr. Gregory’s pro rata bonus for 2004 through the separation date. The Company further agreed to reimburse Mr. Gregory for up to $3,000 in attorney’s fees related to review of the separation agreement and up to $8,000 in moving expenses. The Company continued to lease office space in Connecticut for Mr. Gregory’s use until December 31, 2004. The Company also permitted Mr. Gregory and his eligible dependents to participate to the same extent as an active employee in any Company-provided life insurance, medical, dental or vision plan in which he or any of his eligible dependents participated as of the separation date for a period of 36 months following the separation date. As of the separation date, all of Mr. Gregory’s then outstanding and unvested stock options became fully vested and Mr. Gregory was granted up to 18 months after the separation date to exercise such options. Further, the Company agreed to continue indemnifying Mr. Gregory with respect to his activities as a director, officer and employee of the Company and its subsidiaries prior to the effective date of the separation agreement for a period of six years from that date.

Under the separation agreement, Mr. Gregory agreed to provide certain advisory services to the Company for a period of one year after the separation date, at no charge other than reimbursement of out-of-pocket expenses. Mr. Gregory and the Company further agreed to his exercise of certain options and repayment of outstanding loans to the Company through the sale of Company stock.

Severance; Change of Control Agreements. At the end of 2002, the Governance, Nominating & Compensation Committee undertook a review of our various severance policies and employment arrangements with our executive officers, with the assistance of an independent, compensation consulting firm. Based on this analysis, the Governance, Nominating & Compensation Committee authorized NATCO to enter into employment agreements with the Chief Executive Officer and President containing the recommended severance provisions, and authorized NATCO to enter into change in control agreements with its other executive officers. In 2003 the Governance, Nominating & Compensation Committee authorized NATCO to enter into change in control agreements with two newly hired executive officers.

In August 2004, the Governance, Nominating & Compensation Committee approved additional retention and severance incentives to key members of its management team to provide them the security to focus on their contributions as the Company moves forward. These incentives provided the President and members of senior management having change in control agreements with special severance benefits in the event of termination prior to December 31, 2005. In addition, in exchange for his working with the Company for nine additional months if not named Chief Executive Officer, the President will be entitled to a one-time election to terminate his employment within 10 days of such nine-month anniversary, and receive severance benefits equal to two times his base salary, his pro rata bonus for the year through the date of termination, continuation of health care coverage for him and his eligible dependents for a period of 18 months following termination, immediate vesting of all options on the termination date and lapse of all restrictions on any restricted stock on such date. The Governance, Nominating &

Compensation Committee also reviewed for informational purposes proposals by the Company’s US subsidiaries on enhanced versions of such subsidiaries’ standard severance policies to provide up to nine months severance under certain conditions for exempt employees and up to 12 months severance for duly elected officers, not otherwise covered by contract or agreement, which the subsidiaries adopted in October 2004.

The Governance, Nominating and Compensation Committee:

George K. Hickox, Jr. (Chairman)

Thomas R. Bates, Jr.

Herbert S. Winokur, Jr.

Director Compensation

Directors who are our employees do not receive a retainer or fees for service on the Board or any of its committees.

The Governance, Nominating & Compensation Committee, with the assistance of an outside compensation consultant, reviewed independent director compensation in 2003 and recommended a director compensation program comparable to that of other peer companies, which included cash, restricted stock and options. The Board approved the Governance, Nominating & Compensation Committee recommendation in May 2003, and the Company currently pays independent directors or their designees a quarterly fee of $8,500 and a fee of $1,000 for attendance at each meeting of the Board and its Committees (including telephonic meetings). The Chairmen of the Audit and Governance, Nominating & Compensation Committees each also receive an annual chairman’s fee of $5,000.

Pursuant to the Company’s stock incentive plans, in June 2004 NATCO granted 2,500 restricted shares to each of its five independent directors (which at the time included Mr. Clarke). These restricted shares vest 100% on June 15, 2005, but are forfeitable if service discontinues prior to this date (other than for death, disability or retirement on reaching age 68). The restrictions shall lapse automatically in the event of a change in control. The Company will recognize expense of $90,500 related to these grants ratably over the vesting period. In addition, in June 2004 the Company granted each of these independent directors or their designees’ options to purchase 2,500 shares of common stock at the fair market value on the date of grant. These options vest 100% following one year of service, on the anniversary date of their issuance. Similar restricted stock awards and option grants with similar terms were made to each of Ms. Edwards and Mr. Knudson upon their respective dates of election to the Board on December 7, 2004 and April 6, 2005, respectively. Directors also are reimbursed for reasonable out-of-pocket expenses related to the performance of their duties as directors.

Executive Officer Compensation

The following table presents information concerning compensation paid to the Chief Executive Officer, the four other most highly compensated executive officers and the former Chief Executive Officer of the Company during the years ended December 31, 2004, 2003 and 2002 (the “Named Executive Officers”):

	Fiscal Year	Annual Compensation				Long-Term Compensation Awards			All Other Compensation ($)
Name and Principal Position		Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)		Restricted Stock Awards(s) ($) (2)		Securities Underlying Options (#)
John U. Clarke (3) Chairman and Chief Executive Officer	2004	161,103	—	100,000	(4)	470,373	(5)	42,000	—

Patrick M. McCarthy Director and President	2004 2003 2002	303,624 293,087 275,000	— 166,133 135,179	— — —	(6) (6) (6)	91,238 — —	(7)	20,000 — —	9,490 9,161 10,511	(8) (9) (10)

C. Frank Smith Executive Vice President	2004 2003 2002	233,985 228,039 220,000	— 107,299 84,229	— — —	(6) (6) (6)	54,897 — —	(7)	12,034 10,000 —	8,699 8,469 6,207	(8) (9) (10)

Richard W. FitzGerald Senior Vice President and Chief Financial Officer (11)	2004 2003	212,397 121,154	— —	— —	(6) (6)	47,444 —	(7)	10,400 66,667	5,934 1,888	(8) (9)

Robert A. Curcio Senior Vice President— Technology & Product Development	2004 2003 2002	212,182 206,790 199,500	— 68,291 54,875	— — —	(6) (6) (6)	47,444 — —	(7)	10,400 — —	8,092 8,270 8,270	(8) (9) (10)

Nathaniel A. Gregory(12) Former Chairman and Chief Executive Officer	2004 2003 2002	331,454 426,308 400,000	84,142 316,104 216,523	52,871 78,798 78,875	(13) (13) (13)	— — —		— — —	2,124,604 9,806 8,966	(14) (9) (10)

(1)	Bonuses reported and paid in a fiscal year relate to the executive’s performance in the prior fiscal year and, in 2003, also included payment of previously deferred bonus awards. No bonuses were paid to senior executives in 2004 relating to 2003 performance.

(2)	An aggregate of 145,011 shares of restricted stock issued by the Company were outstanding at December 31, 2004. The aggregate value of these shares at December 31, 2004 was $1,276,097, based on the closing price of our common stock as reported on the New York Stock Exchange on December 31, 2004 ($8.80 per share). Holders of restricted stock are entitled to vote, and to receive dividends on, the shares during the restricted period.

(3)	Mr. Clarke was elected as Chairman in September 2004 and served as interim Chief Executive Officer from September 2004 to December 2004. He was elected as Chief Executive Officer in December 2004. Mr. Clarke served as an independent director and Chairman of the Governance, Nominating & Compensation Committee during 2002, 2003 and 2004, prior to his election as interim Chief Executive Officer. Included in the above table are all payments to Mr. Clarke in 2004 related to his service as interim or permanent Chief Executive Officer. Also included in the above table are $60,750 in director fees earned, $5,103 in expense reimbursements for director service, $22,000 in value of restricted stock awarded and 2,500 options awarded to Mr. Clarke for his service as a director, non-executive Chairman of the Board and Chairman of the Governance, Nominating & Compensation Committee during 2004. The table does not include such director compensation information for Mr. Clarke in 2003 or 2002, as he was not an employee of the Company at that time.

(4)	Represents a signing bonus paid in December 2004.

(5)

2,500 of the restricted shares whose value is reported in the above table were awarded for service as a nonemployee director on June 15, 2004. Restrictions on this grant of restricted stock lapse 100% after one year of service as a director. This grant could be forfeited if such service ends prior to June 15, 2005. The restrictions may earlier lapse pursuant to the Company’s 2001 Stock Incentive Plan or on Mr. Clarke’s termination from the Board due to his death, disability or retirement from the Board on or after the attainment of the age of 68, or upon the occurrence of a Corporate Change as defined in such plan. 33,440 shares of restricted stock whose value is reported in the above table were awarded for service as interim CEO. Restrictions on this grant of restricted stock lapse in three equal installments on the first, second and third anniversaries of the grant date, September 7, 2004. This grant could be forfeited in whole or in part if service ends prior to September 7, 2007. Restrictions may earlier lapse as to all of the shares pursuant to the Company’s 2004 Stock Incentive Plan or on Mr. Clarke’s termination from the Board due to his death, disability, retirement from the Board following his completion of service as interim Chief Executive Officer, upon the Board of Directors’ election of a Chairman of the Board of Directors who is not the recipient or upon the occurrence of a Corporate Change as defined in such plan. 22,000 restricted shares whose value is reported in the above table were awarded upon Mr. Clarke’s election as Chief Executive Officer. Restrictions on this grant of restricted stock lapse (a) on the date that the Company has achieved an earnings per share of at least $1.00 calculated on a trailing twelve months basis as of the last day of a quarter, for three consecutive quarters; provided that (1) earnings per share may be normalized in certain circumstances and (2) the recipient has continuously served as an employee from the date of the award until such date or, (b) if earlier, pursuant to the applicable plan or upon occurrence of a Corporate Change as defined in such plan, provided, in either case, that the employee has been continuously employed by the Company or a subsidiary on such date or the date of such Corporate Change. This award could be forfeited if the performance conditions are not met by December 31, 2007.

(6)	The aggregate amount of perquisites and other personal benefits for the named executive officer is less than $50,000 or 10% of the annual salary and bonus of such person.

(7)	These shares of restricted stock were awarded under the Company’s 2001 stock incentive plan on September 9, 2004. Restrictions on these awards will lapse (a) on the date that the Company has achieved an earnings per share of at least $1.00 calculated on a trailing twelve months basis as of the last day of a quarter, for three consecutive quarters; provided that (1) earnings per share may be normalized in certain circumstances and (2) the recipient has continuously served as an employee from the date of the award until such date or, (b) if earlier, pursuant to the applicable plan or upon occurrence of a Corporate Change as defined in such plan, provided, in either case, that the employee has been continuously employed by the Company or a subsidiary on such date or the date of such Corporate Change. These awards could be forfeited if the performance conditions are not met by September 30, 2007.

(8)	Represents (a) matching contributions made in 2004 under the NATCO 401(k) Savings Plan of $8,200 for Mr. McCarthy, $8,200 for Mr. Smith, $5,492 for Mr. FitzGerald and $7,804 for Mr. Curcio and (b) life insurance premiums of $1,290, $499, $441 and $288 for Messrs. McCarthy, Smith, FitzGerald and Curcio, respectively.

(9)	Represents (a) matching contributions made in 2003 under the NATCO 401(k) Savings Plan of $8,000 for Mr. McCarthy, $8,000 for Mr. Smith, $8,000 for Mr. Curcio, $1,696 for Mr. FitzGerald and $8,000 for Mr. Gregory and (b) life insurance premiums of $1,161, $469, $270, $192 and $1,806, for Messrs. McCarthy, Smith, Curcio, FitzGerald and Gregory, respectively.

(10)	Represents (a) matching contributions made in 2002 under the NATCO 401(k) Savings Plan of $9,350 for Mr. McCarthy, $5,738 for Mr. Smith, $8,000 for Mr. Curcio and $8,000 for Mr. Gregory and (b) life insurance premiums of $1,161, $469, $270 and $966 for Messrs. McCarthy, Smith, Curcio and Gregory, respectively.

(11)	Mr. FitzGerald, Senior Vice President and Chief Financial Officer, began employment with the Company on May 28, 2003.

(12)	Mr. Gregory separated from the Company on September 7, 2004. Pursuant to the terms of his separation agreement with the Company, he received a pro rata share of his salary and bonus through the separation date.

(13)	Includes costs paid for lodging in Houston and the tax gross-up of related costs of $38,887 and $13,984 for 2004, respectively, $50,076 and $28,722 for 2003, respectively, $41,347 and $37,529 for 2002, respectively.

(14)	Represents (a) separation payments in 2004 aggregating $2,116,404 made pursuant to Mr. Gregory’s separation agreement with the Company, and (b) matching contributions made in 2004 under the NATCO 401(k) Savings Plan of $8,200.

Option/SAR Grants In 2004

The following table presents information concerning the grant of options during fiscal year 2004 to the Named Executive Officers to acquire our common stock under our long-term incentive plan. No stock appreciation rights (SARs) were granted during 2004.

	Individual Grants
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (1)(2)	Exercise or Base Price ($/ Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name					5%	10%
John U. Clarke (2)	2,500	1.47%	7.240	6/15/14	11,383	24,823
	39,500	23.22%	8.085	12/7/14	200,966	392,196

Total Mr. Clarke	42,000	24.69%			212,329	417,019

Patrick M. McCarthy	20,000	11.76%	8.055	9/9/14	101,315	198,580
C. Frank Smith	12,034	7.07%	8.055	9/9/14	60,961	119,486
Richard W. FitzGerald	10,400	6.11%	8.055	9/9/14	52,684	103,262
Robert A. Curcio	10,400	6.11%	8.055	9/9/14	52,684	103,262
Nathaniel A. Gregory	(1)

(1)	Excludes a replacement option grant to Mr. Gregory in July 2004 under the 1998 stock incentive plan on surrender of 50,000 options previously granted in May 2000, to address a technical deficiency with respect to the original grant under NYSE rules. The replacement options were fully vested on their grant date. The other terms of the replacement grant (including exercise price and termination date) were identical to those of the grant surrendered, except for the plan designation and grant date.

(2)	Includes 2,500 options granted to Mr. Clarke while serving as an independent, non-employee director, prior to his election as Chief Executive Officer.

(3)	The grant-date market value of the securities used for purposes of these calculations was equivalent to the exercise price of the options. Appreciation was calculated based on assumed rates of return and was not intended to represent expected appreciation of the Company’s common stock.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End 2004 Option/SAR Values

The following table presents information concerning unexercised stock options held by the Named Executive Officers as of December 31, 2004. The Company does not have any outstanding SARs.

	Shares acquired on exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-end		Value of Unexercised In-the- money Options at Fiscal Year-end ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John U. Clarke	—	—	11,834	42,000	$5,933.45	$32,142.50
Patrick M. McCarthy	—	—	108,892	34,075	$35,673.00	$26,791.00
C. Frank Smith	33,334	$105,668.78	63,725	21,609	$72,974.25	$33,290.08
Richard W. FitzGerald	—	—	16,667	60,400	$36,667.40	$117,748.00
Robert A. Curcio	—	—	87,930	17,487	$25,332.89	$16,190.61
Nathaniel A. Gregory	164,363	$479,939.96	181,750	—	$80,327.50	—

(1)	Represents the value of option grants that were in-the-money at December 31, 2004, calculated as the closing price of the underlying shares of our common stock at December 31, 2004 as reported on the New York Stock Exchange ($8.80 per share) minus the applicable exercise price for the option grant.

Equity Compensation Plan Information At Fiscal Year-End

Equity compensation plan information at December 31, 2004 was as follows:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	1,904,197	$8.97	595,500
Equity compensation plans not approved by security holders (2)	50,000	8.81	—

Total	1,954,197	$8.96	595,500

(1)	The Company also utilizes grants of restricted stock as long-term compensation for certain officers and key employees and as part of the compensation package for independent directors. The Company’s 2001 and 2004 stock incentive plans provide for the award of up to 1,000,000 and 600,000 shares, respectively, of the Company’s common stock, in the form of incentive stock options, options that do not constitute incentive stock options, restricted stock awards, performance awards and phantom stock awards, or any combination of these forms. During the year ended December 31, 2003, the Company issued 12,500 shares of restricted stock to its independent directors. The restrictions on this stock lapse ratably over three years. During the year ended December 31, 2004, the Company issued 48,440 shares of restricted stock to its independent directors and the interim Chief Executive Officer with restrictions that lapse ratably over one to three years. During the year ended December 31, 2004, the Company also issued 84,071 shares of performance-based restricted stock to certain members of senior management that vest upon the attainment of specified financial performance.

(2)	Relates to options issued to our former Chief Executive Officer in July 1999, pursuant to the terms of his then employment agreement. This grant was made prior to the Company’s initial public offering. These options were exercised in March 2005, and are no longer outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not own a minority interest in or guarantee obligations for any related party, other than our majority-owned subsidiaries. There are no debt obligations of related parties, for which we have responsibility, excluded from our balance sheet.

Loans to Executive Officers

Under the terms of an employment agreement in effect prior to 1999, the Company loaned Mr. Gregory, then Chief Executive Officer, $1.2 million in July 1999 to purchase 136,832 shares of common stock. During February 2000, after the Company completed the initial public offering of its Class A common stock, also pursuant to the terms of that employment agreement, the Company paid this former executive officer a bonus equal to the principal and interest accrued under this note arrangement and recorded compensation expense of $1.3 million. The officer used the proceeds of this settlement, net of tax, to repay the Company approximately $665,000. In addition, on October 27, 2000, the Company’s Board of Directors agreed to provide a full-recourse loan to this executive officer to facilitate the exercise of certain outstanding stock options. The amount of the loan was equal to the cost to exercise the options plus any personal tax burdens that resulted from the exercise. The maturity of these loans was July 31, 2003, and interest accrued at rates ranging from 6% to 7.8%. As of September 30, 2002, these outstanding notes receivable totaled $3.4 million, including principal and accrued interest. Effective July 1, 2002, the notes were reviewed by the Company’s Board and amended to extend the maturity dates to July 31, 2004, and to require interest to be calculated at an annual rate based on the London Interbank Offered Rate, or LIBOR, plus 300 basis points, adjusted quarterly, applied to the notes balances as of September 30, 2002, including previously accrued interest. These loans to this executive officer, which were made on a full recourse basis in prior periods to facilitate direct ownership in the Company’s common stock, were subject to and in compliance with provisions of the Sarbanes-Oxley Act of 2002 at all times prior to their repayment.

As previously agreed in 2001, the Company loaned Mr. McCarthy, its President $216,000 on April 15, 2002, under a full-recourse note arrangement which accrued interest at 6% and was to mature on July 31, 2003. The funds were used to pay the exercise cost and personal tax burdens associated with stock options exercised during 2001. Effective July 1, 2002, the note was amended to extend the maturity date to July 31, 2004, and to require interest to be calculated at an annual rate based on LIBOR plus 300 basis points, adjusted quarterly, applied to the note balance as of September 30, 2002, including previously accrued interest. This loan to this executive officer, which was made on a full recourse basis in prior periods to facilitate direct ownership in the Company’s common stock, was subject to and in compliance with provisions of the Sarbanes-Oxley Act of 2002 at all times prior to their repayment.

As approved by our Board of Directors, on July 28, 2004, we purchased an aggregate of 498,670 shares of NATCO Group Inc. common stock from Mr. Gregory and Mr. McCarthy at a price of $7.859 per share, which represented the 15-trading day average of the closing price of the Company’s common stock as reported on the New York Stock Exchange for the period ended July 23, 2004. Mr. Gregory and Mr. McCarthy used these proceeds and other funds to repay in full all outstanding loans to the Company that were scheduled to mature on July 31, 2004.

Certain Business Relationships

See “Information Concerning the Board of Directors–Compensation Committee Interlocks and Insider Participation” for information regarding transactions between the Company and certain directors who served on the Governance, Nominating & Compensation Committee during 2004.

Employment, Termination and Change of Control Arrangements

Employment and Other Arrangements with Our Chief Executive Officer. Effective December 7, 2004, we entered into an employment agreement with Mr. Clarke pursuant to which he will serve as our Chief Executive Officer. The agreement is for a term expiring December 31, 2007 unless sooner terminated in accordance with its terms. Under the agreement, Mr. Clarke is entitled to receive an annual salary of at least $396,000, and, commencing in 2005, is eligible to receive an annual bonus with a target award of 75% of his base salary, based on our financial performance and other criteria to be determined annually by our Board. He also received a bonus payment of $100,000 in December 2004. Under the agreement, Mr. Clarke was awarded nonqualified stock options to acquire 39,500 shares of our common stock under the 2004 Stock Incentive Plan having an exercise price equal to the fair market value of our common stock on the date of grant, vesting in three installments on the first, second and third anniversaries of the date of grant and having a term of 10 years. Mr. Clarke must continue to hold at least one-third of the stock issued following exercise of such options for at least three years after exercise, unless he sooner leaves the Company, a Corporate Change occurs or the committee responsible for administration of the plan otherwise approves. He also was awarded 22,000 performance-based restricted shares under our 2004 Stock Incentive Plan, with the restrictions to lapse (a) on the date that we have achieved an earnings per share of at least $1.00 calculated on a trailing 12-months basis as of the last day of a quarter, for three consecutive quarters, subject to certain adjustments and conditions, or, (b) if earlier, pursuant to Section VIII of the Plan or upon occurrence of a Corporate Change, subject to Mr. Clarke’s continued employment on the date of the applicable event. Mr. Clarke must continue to hold at least one-third of this restricted stock for a period of three years after the restrictions lapse, unless he sooner leaves the Company, a Corporate Change occurs or the committee responsible for administration of the plan otherwise approves. This restricted stock will be forfeited if the restrictions have not lapsed by December 31, 2007.

In addition, in January 2005, Mr. Clarke was awarded 57,000 restricted shares, with the restrictions to lapse after three years of service, subject to earlier lapse on occurrence of a Corporate Change or in the event of Mr. Clarke’s death or disability, and 43,000 performance-based restricted shares, with restrictions to lapse if our common stock trades at a price of $12.00 per share or more for 30 consecutive trading days. The performance-based restricted stock will be forfeited if the restrictions have not lapsed by the fifth anniversary of the date of grant. Under the agreement, Mr. Clarke also is entitled to participate in our fringe benefit and insurance plans and to reimbursement of business expenses.

Upon any involuntary termination of the employment relationship by us or Mr. Clarke prior to expiration of the term, Mr. Clarke shall be entitled to receive his pro rata base salary and benefits (including payment for accrued, but unused, vacation) through the date of termination. Depending upon the type of involuntary termination, Mr. Clarke or his estate may be entitled to additional compensation and/or benefits, as described below.

•	Upon an involuntary termination by our independent directors for any reason or by Mr. Clarke by reason of a material breach by us of the terms of the agreement or for certain other reasons specified in the agreement, after execution of a release and in consideration of his continuing obligations under the agreement after termination (including his non-competition obligations), Mr. Clarke shall be entitled to (1) an amount equal to one year’s annual base salary; (2) a pro rata share of the amount of the target bonus compensation earned by him under any applicable bonus plan then in effect through the date of termination; (3) continuation of health insurance, dental insurance and life insurance benefits for Mr. Clarke and eligible dependents for up to one year following the termination date; and (4) any deferred compensation previously earned under any of our plans.

If a Change in Control (as defined below) occurs within 6 months following such an involuntary termination, Mr. Clarke shall be entitled to (1) an amount equal to 1.5 times one year’s annual base salary, with the amount of such payment to be offset by any payment he has previously received under the foregoing provision; (2) an amount equal to 1.5 times the target bonus compensation at the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date (as defined below), offset by any payment he has previously received under the foregoing provision; (3) continuation of health insurance, dental insurance and life insurance benefits for Mr. Clarke and eligible dependents for 18 months following the termination date; and (4) any deferred compensation previously earned under any of our plans to the extent not previously paid. In addition, Mr. Clarke shall receive a cash payment (a) with respect to any stock option that was forfeited as of the date of his termination of employment, equal to the difference between the closing price of our common stock as of the Change of Control Date and such option’s exercise price (or, if the term of such option would have expired before the Change of Control Date, the difference between the closing price of our common stock as of the date of such option’s expiration date and such option’s exercise price) and (b) with respect to any restricted stock that is forfeited as of the date of his termination of employment, equal to the closing price of such stock as of the Change of Control Date, with such payment to be made within 30 days of the Change of Control Date.

•	Upon an involuntary termination by reason of Mr. Clarke’s death or disability, Mr. Clarke or his beneficiaries shall be entitled to (1) a pro rata share of the amount of the target bonus compensation earned by him under any applicable bonus plan then in effect through the date of termination; and (2) any deferred compensation previously earned under any of our plans.

•	Upon an involuntary termination by our independent directors for any reason or by Mr. Clarke by reason of a material breach by us of the terms of the agreement or for certain other reasons specified in the agreement within 12 months following a Change of Control, after execution of a release and in consideration of his continuing obligations under the agreement after such termination, Mr. Clarke shall be entitled to (1) an amount equal to 1.5 times one year’s annual base salary; (2) an amount equal to the product of 1.5 times the target bonus compensation at the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date; (3) continuation of health insurance, dental insurance and life insurance benefits for Mr. Clarke and his eligible dependents for 18 months following the date of termination; and (4) any deferred compensation previously earned under any of our plans. In addition, notwithstanding the terms of the any related incentive plan or agreement, or any award agreement evidencing awards of stock options or restricted stock to purchase our common stock, in the event of a Change of Control while Mr. Clarke is employed by us, (a) all outstanding stock options held by him shall fully vest as of the Change of Control Date and become immediately exercisable in accordance with their terms, (b) all restrictions on any of our restricted stock held by him shall lapse as of the Change of Control Date and (c) any such stock options shall be exercisable for 12 months after the date of termination, unless the term of the stock options expires before the end of such period, in which case the stock option shall be exercisable until the expiration of its term.

A “Change of Control” shall occur if: (1) we merge or consolidate with any other entity (other than one of our majority owned subsidiaries) and our shareholders own less than 50% of the surviving entity; (2) we sell all or substantially all of our assets to any other person or entity (other than (a) a sale of our equity interests or (b) a sale of assets to one of our majority owned subsidiaries and in connection therewith Mr. Clarke becomes employed by such subsidiary, us or a partnership in which we are the general partner); (3) we are dissolved or liquidated; (4) any third person or entity together with its affiliates (including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall become, directly or indirectly, the beneficial owner of greater than 50% of our voting stock, based upon voting power (except as the result of a distribution of our voting securities to our shareholders); or (5) during such time as we have a class of voting securities registered under the Securities Exchange Act, the members of our Board of Directors (“Incumbent Board”) on the effective date of such registration cease to constitute at least a majority of the Board, provided that any person becoming a director whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board, for purposes of this clause, shall be considered to be a member of the Incumbent Board. “Change of Control Date” shall mean the day on which a Change of Control becomes effective.

In all cases, the payments payable to Mr. Clarke under the employment agreement on termination of the employment relationship shall be offset against any amounts to which he may otherwise be entitled under any and all of our severance plans and policies. If it is determined that any benefit, payment or distribution by us to or for the benefit of Mr. Clarke (whether payable or distributable pursuant to the terms of the agreement or otherwise) would, if paid, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payment shall be reduced to the extent necessary to avoid the imposition of the excise tax.

Upon his termination of employment, Mr. Clarke will be subject to a one-year non-competition and non-solicitation provision under the employment agreement.

Mr. Clarke has served on the Company’s Board of directors since 2000, and has received grants of options and restricted stock as part of his director compensation. The various agreements with respect to these grants provide that, to the extent the options subject to these grants have not vested prior to a change in control, and to the extent restrictions on restricted stock subject to these grants have not lapse prior to a change in control, all such options shall vest, and all restrictions on the restricted stock shall lapse upon such change in control.

In addition, for service as independent director during 2004, Mr. Clarke received $60,750 in director fees earned, $5,103 in expense reimbursements for director service. Mr. Clarke also served as the Company’s interim Chief Executive Officer from September to December 2004. For service as interim CEO, Mr. Clarke received $83,065 in cash compensation and was awarded 33,440 restricted shares, as noted above.

Employment, Separation and Other Arrangements with Our Former Chief Executive Officer. Until September 2004, Mr. Gregory served as our Chief Executive Officer under an employment agreement entered into in December 2002, which replaced his prior employment agreement. The employment agreement was terminated September 2004, in accordance with the terms of a separation agreement entered into in July 2004. Under his employment agreement, Mr. Gregory was entitled to receive an annual salary ($436,000 at the time of his separation), and was eligible for an annual bonus with a target award of 75% of Mr. Gregory’s base salary based on our financial performance and certain other criteria as are determined annually by our Board of Directors. The Governance, Nominating & Compensation Committee did not award bonuses to any executive officer in 2004 for the 2003 fiscal year, including Mr. Gregory. No stock options, restricted stock or other stock-related compensation were granted to Mr. Gregory in 2004, 2003 or 2002, although Mr. Gregory was awarded a replacement option grant under the 1998 stock incentive plan on surrender of 50,000 options previously granted in May 2000 to address a technical deficiency with respect to the original grant under NYSE rules. The replacement options were fully vested on their grant date. The other terms of the replacement grant (including exercise price and termination date) were identical to those of the grant surrendered, except for the plan designation and grant date. He also was entitled to participate in our fringe benefit and insurance plans and to reimbursement of certain living and other expenses.

The Company entered into a separation agreement with Mr. Gregory in July 2004. Pursuant to this agreement, Mr. Gregory resigned as Chairman in July 2004 and resigned as Chief Executive Officer in September 2004. His employment agreement was terminated in September 2004. Under the agreement, the Company paid Mr. Gregory (1) his base salary through the separation date, (2) the value of any accrued vacation through that time, (3) the sum of $1,299,611 on the effective date of the agreement, which amount was then paid to the Company for exercise of certain options held by Mr. Gregory on that date, (4) $989,389 in October 2004, and (5) $84,142 in payment of Mr. Gregory’s pro rata bonus for 2004 through the separation date. The Company further agreed to reimburse Mr. Gregory for up to $3,000 in attorney’s fees related to review of the separation agreement and up to $8,000 in moving expenses. And, the Company continued to lease office space in Connecticut for Mr. Gregory’s use until December 31, 2004. The Company also permitted Mr. Gregory and his eligible dependents to participate to the same extent as an active employee in any Company-provided life insurance, medical, dental or vision plan in which he or any of his eligible dependents participated as of the separation date for a period of 36 months following the separation date. As of the separation date, all of Mr. Gregory’s then outstanding and unvested stock options became fully vested and Mr. Gregory was granted up to 18 months after the separation date to exercise such options. Further, the Company agreed to continue indemnifying Mr. Gregory with respect to his activities as a director, officer and employee of the Company and its subsidiaries prior to the effective date of the separation agreement for a period of six years from that date.

Under the separation agreement, Mr. Gregory agreed to provide certain advisory services to the Company for a period of one year after the separation date, at no charge other than reimbursement of out-of-pocket expenses. Mr. Gregory and the Company further agreed to his exercise of certain options and repayment of outstanding loans to the Company through the sale of Company stock.

Employment, Change in Control and Other Arrangements with Other Named Executive Officers. Mr. McCarthy serves as our President under an employment agreement entered into in December 2002. The agreement is for a term of three years unless sooner terminated by Mr. McCarthy or by us in accordance with its terms. The agreement automatically extends for additional one-year periods unless we notify Mr. McCarthy 90 days prior to the termination date of the agreement that we do not wish to renew the agreement. Under his agreement, Mr. McCarthy is entitled to receive an annual salary (currently $317,735), and is eligible for an annual bonus with a target award of 60% of Mr. McCarthy’s base salary based on our financial performance and certain other criteria as are determined annually by our Board of Directors, and such additional bonus payments as the Board may determine in its sole discretion. He also is entitled to use of a company-provided car, to participate in our fringe benefit and insurance plans and to reimbursement of certain business-related expenses.

If, prior to a change in control, we terminate Mr. McCarthy’s employment for any reason other than cause, or Mr. McCarthy terminates his employment for good reason (as defined in the agreement), Mr. McCarthy will be entitled to severance pay in accordance with any severance plan or policy that we may then have in effect and any bonus compensation earned under the bonus plan that has previously been deferred under the bonus plan. If, during the 36-month period following a change in control, Mr. McCarthy terminates his employment agreement for good reason or we terminate Mr. McCarthy, other than for cause, Mr. McCarthy will be entitled to salary and accrued vacation through the date of termination, annual bonus earned through the date of termination, two times his base salary and target bonus in effect at the time of notice of termination or of a change in control, whichever is greater; continuation of health, dental and life insurance benefit for a period of three years following the date of termination; and all deferred bonus compensation under the bonus plan. In addition, Mr. McCarthy’s stock options shall immediately vest on the date of a change in control and the period for exercising certain of these options may be extended. Mr. McCarthy also will be entitled to receive a payment equal to one year of his base salary in exchange for an agreement not to compete with the Company. This agreement was amended in September 2004, as discussed below.

In December 2002, we entered into Senior Management Change in Control Agreements with our executive officers, including the other Named Executive Officers. Substantially similar agreements were entered into with Mr. FitzGerald and Katherine Ellis, our general counsel, in August 2003. These agreements are for an initial term of three years, but renew for successive one-year periods unless terminated earlier as provided in the agreement. If, during the 24-month period following a change in control, the executive’s employment is terminated by us other than for cause, or by the executive for good reason (as defined in the respective agreements), we are obligated to pay the executive’s salary and accrued vacation through the date of termination, annual bonus earned through the date of termination, an amount equal to the product of two times the executive’s base salary at the time of termination or of notice of a change in control, whichever is greater, and continuation of health, dental and life insurance benefits for a period of two years following the date of termination. These payments are in lieu of any other severance to which the executive may be entitled under other severance arrangements of the Company, and are in addition to any stock options of the executive. These stock options shall vest immediately upon the occurrence of a change in control, and certain of these options may have extended exercise periods. These agreements were amended in September 2004, as discussed below.

The Governance, Nominating & Compensation Committee approved additional retention and severance incentives to key members of its management team to provide them the security to focus on their contributions as the Company moves forward, which became effective in September 2004. These incentives amended the President’s employment agreement and the change in control agreements of other members of senior management to provide special severance benefits in the event of termination prior to December 31, 2005. In addition, in exchange for his working with the Company for nine additional months if not named Chief Executive Officer, the President will be entitled to a one-time election to terminate his employment within 10 days of such 9-month anniversary, and receive severance benefits equal to two times his base salary, his pro rata bonus for the year through the date of termination, continuation of health care coverage for a period of 18 months following termination, immediate vesting of all options on the termination date and lapse of all restrictions on any restricted stock on such date. The Governance, Nominating & Compensation Committee also recommended that the Company’s subsidiaries consider adopting an enhanced version of such subsidiary’s standard severance policies to provide up to 9 months severance under certain conditions for exempt employees and up to 12 months severance for duly elected officers, not otherwise covered by contract or agreement. The Company’s US subsidiaries adopted these enhanced severance policies in October 2004.

The Board of Directors awards options and restricted stock to key employees, including the named executive officers, from time to time as part of their overall compensation. The various agreements with respect to these grants generally provide that, to the extent the options subject to these grants have not vested prior to a change in control, and to the extent restrictions on restricted stock subject to these grants have not lapse prior to a change in control, all such options shall vest, and all restrictions on the restricted stock shall lapse upon such change in control.

General. For purposes of the above-referenced employment and change in control agreements, to the extent that any benefit, payment or distribution by the Company under the agreement would be subject to the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, then such amount will be reduced to the extent necessary to avoid the imposition of the excise tax.

Compensation policies in the event of a change in control are reviewed regularly to ensure that the policies reflect terms and conditions consistent with those adopted by comparable companies and that are in our best interests. The Board of Directors or the Governance, Nominating & Compensation Committee may change such policies as the facts and circumstances dictate.

PERFORMANCE GRAPH

The following performance graph compares the total stockholder return on our common stock, assuming a $100 investment on the date of inception, to the total return on the Standard & Poor’s 500 Stock Index and Philadelphia OSX Index, an index of oil and gas related companies which represents an industry composite of the Company’s peer group, for the period beginning January 28, 2000 (the date of our initial public offering) through March 31, 2005.

	Amount Invested 1/28/00	Relative Market Values
		12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	3/31/05
NATCO	$100.00	$75.43	$64.00	$57.42	$69.39	$80.46	$99.38
S&P 500	100.00	94.35	84.89	66.83	81.50	89.10	86.80
OSX	100.00	151.29	101.14	108.64	113.45	150.27	168.90

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the Securities and Exchange Commission. During 2004, the president of our Canadian subsidiary, James Crittall, had one late filing related to a misunderstanding regarding communication of sale dates by his broker and, as a result reported two transactions on an untimely basis.

ANNUAL REPORT ON FORM 10-K

We are mailing you a copy of NATCO GROUP Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, with this proxy statement. Additional copies are available and will be furnished promptly, without charge, on written or oral request by stockholders, via first-class mail within one business day of receipt of such request. Mail requests to Investor

Relations Department, NATCO Group Inc., 2950 N. Loop West, Suite 700, Houston, Texas 77092, or telephone at 713-683-9292. Our SEC filings, including our 2004 Annual Report on Form 10-K/A, are available on our website, www.natcogroup.com under Investor Relations/SEC Filings, or on the Securities and Exchange Commission website, www.sec.gov.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2006 annual meeting of stockholders must be received by us at our principal executive office by December 21, 2005, in order for such proposals to be included in our proxy statement and form of proxy. Stockholders submitting such proposals are requested to address them to the Corporate Secretary, NATCO Group Inc., 2950 North Loop West, Suite 700, Houston, Texas 77092.

In addition, our bylaws provide that only such business as is properly brought before the 2006 annual meeting of stockholders will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the annual meeting by a stockholder, notice must be received by the Corporate Secretary at the Company’s offices not later than the close of business on the 40th day prior to the annual meeting. The notice to the Company must also provide (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class and number of shares of the Company that are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. The stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, with respect to stockholder proposals. A copy of the bylaws may be obtained upon written request to the Corporate Secretary at the address on the first page of this proxy statement.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE

ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

/s/ Katherine P. Ellis
Katherine P. Ellis
Senior Vice President, Corporate Secretary & General Counsel

April 15, 2005

Appendix A

NATCO Group Inc.

Audit Committee of the Board of Directors

Charter

[Adopted February 2005]

I.	Purpose

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for monitoring: the integrity of the Company’s financial statements and financial reporting process, the Company’s compliance with legal and regulatory requirements, the independence and continuing qualifications of the independent registered public accounting firm that serves as the Company’s external auditor (the Independent Auditor), and the performance of the Company’s internal audit function and Independent Auditors. In addition, the Audit Committee shall prepare the Audit Committee Report to be included in the Company’s annual proxy statement. Consistent with this purpose, the Audit Committee shall encourage continuous improvement of, and foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee in its capacity as a committee of the Board of Directors, shall have sole, direct authority to:

•	Appoint and/or terminate the Independent Auditor, subject to shareholder ratification, which shall report directly to the Audit Committee.

•	Determine all compensations/fees to be paid to the Independent Auditor.

•	Oversee the execution of the Independent Auditor’s duties and responsibilities. The Audit Committee shall resolve any disagreements between management and the Independent Auditor regarding financial reporting.

•	Evaluate the performance of the Independent Auditor.

•	Pre-approve all auditing services, internal control-related services and permitted all non-audit services (and related fees) to be provided by the Independent Auditor, subject to the de minimus exceptions of the Exchange Act. Pre-approval authority may be delegated to one or more members of the Committee, provided that decisions of such member to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	Composition

The Audit Committee shall be composed of three or more directors who meet the independence and experience requirements of the New York Stock Exchange, the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”). The Board, upon recommendation of the Governance, Nominating & Compensation Committee, shall establish the number of members and conformity with such independence and experience requirements. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and it is highly desirable that at least one member be an “audit committee financial expert” (as defined in the rules and regulations of the Commission). Other than in his or her capacity as a member of the Committee, the Board of Directors, or any other Board committee, a Committee member is expressly prohibited from receiving any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, except as otherwise may be permitted by NYSE listed Company requirements. Audit Committee members shall not serve simultaneously on the Audit Committees of more than two other public companies.

The members of the Committee shall be elected by the Board, upon the recommendation of the Governance, Nominating & Compensation Committee, at the Annual Meeting of the Board or until their successors shall be duly elected and qualified. The Board shall designate a Chair. The Board shall fill vacancies occurring in the Audit Committee membership as promptly as practicable in accordance with the bylaws of the Company. The Board may change the membership of the Audit Committee at any time.

Subject to the restrictions imposed by Section I above, the Audit Committee may form and delegate authority to subcommittees of the Audit Committee, consisting of one or more members of the Audit Committee, when appropriate, provided that the decisions of such subcommittee shall be reported to the full Audit Committee at its next scheduled meeting.

III.	Meetings

The Committee shall meet no less than quarterly, or more frequently as circumstances dictate. The Committee shall meet no less than quarterly with management, the internal auditors and the Independent Auditor in separate executive sessions. A quorum shall constitute a majority of the members of the Committee.

•	Effective agendas, with input from management and other Board members, shall be circulated to Committee members and relevant management personnel with background information on a timely basis.

•	Minutes of each meeting shall be prepared by the Secretary of the Company (on behalf of the Committee), reviewed by the Chair, the Committee and made available to the Board.

Financial, accounting and operating personnel and such others, including outside counsel, the Independent Auditor and the internal auditors (or any outside auditor performing the function of an internal audit department) (in either case, the “Internal Auditor”), as may be appropriate to provide information to the Committee, shall attend meetings upon the invitation of the Committee Chair.

IV.	Responsibilities and Duties

The oversight duties and responsibilities of the Audit Committee shall include, without limitation:

Financial Statements and Disclosure Matters

1.	Review and discuss with management and the Independent Auditor, as necessary, the Company’s annual audited financial statements prior to the filing of its Form 10-K, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the Independent Auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein and the results of the Independent Auditor’s review of the quarterly financial statements.

3.	Discuss with management and the Independent Auditor, as necessary, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

4.	Review and discuss reports from the Independent Auditor on:

a.	All critical accounting policies and practices to be used.

b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditor.

c.	Other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences.

d.	Any material disagreements on accounting treatment or judgments with the Independent Auditors.

5.	Review and discuss with management the Company’s earnings press releases prior to public release, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and ratings agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made) and need not precede each earnings release or each instance in which the Company provides such guidance.

6.	Discuss with management and the Independent Auditor the effects of legal, regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the Independent Auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any audit problems or difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process of the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.	Review and evaluate the lead partner of the Independent Auditor team.

11.	Obtain and review a report from the Independent Auditor at least annually regarding (a) the Independent Auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the Independent Auditor and the Company. Evaluate the qualifications, performance and independence of the Independent Auditor, including considering whether the Auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the Auditor’s independence, and taking into account the opinions of management and the Internal Auditor. The Audit Committee shall present its conclusions with respect to the Independent Auditor to the Board.

12.	Ensure the regular rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Set the Company’s hiring policies for employees or former employees of the Independent Auditor.

14.	Discuss with the national office of the Independent Auditor, as necessary, issues on which the Company’s audit team consulted them and matters of audit quality and consistency.

15.	Meet with the Independent Auditor to discuss the planning and staffing of the audit program.

Oversight of the Company’s Internal Audit Function

16.	Review the appointment and replacement of the senior executive of the internal audit department or, at the discretion of the Board, select and contract with an outside auditor (other than the Independent Auditor) to perform the function of the Internal Auditor and to review, with the CFO or such others as the Committee deems appropriate, the Company’s internal system of audit and financial controls and the results of internal audits. The senior executive of the internal audit department (or any outside auditor performing the function of an internal auditing department) shall report directly to the Audit Committee, and the Audit Committee shall direct the scope and duties of the internal audit function.

17.	To review the significant reports to management prepared by the Internal Auditor and management’s responses.

18.	To discuss with the independent audit department and management the responsibilities, budget and staffing of the Internal Auditor, and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

19.	Obtain from the Independent Auditor assurance that no facts or circumstances have come to their attention, during the course of the audit or otherwise, that would require the responses to audit discoveries contained in Section 10A(b) of the Exchange Act.

20.	Obtain reports from management, the Company’s Internal Auditor and the Independent Auditor that the Company and its subsidiary/foreign-affiliated entities are in conformity with applicable legal requirements and the Company’s Business Ethics Policies and related policies. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and the Company’s Business Conduct Policies and related policies.

21.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.	Discuss with management and the Independent Auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

23.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

24.	Obtain from the Company’s General Counsel assurance that no facts or circumstances have come to the attention of the General Counsel or members of his or her staff of a material violation of an applicable US federal or state securities law, a material breach of fiduciary duty arising under a US federal or state securities law or a similar material violation of any US federal or state law by the Company or any director, officer, employee or agent of the Company.

General

25.	To report regularly to the Board of Directors on matters that come before the Committee, including without limitation on any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditors or the performance of the internal audit function.

26.	To perform any other activities consistent with this Charter, the Company’s Restated Certificate of Incorporation, and Bylaws (each as may be amended), the rules of the New York Stock Exchange applicable to domestic listed companies, and governing law as the Audit Committee or the Board deems necessary or appropriate.

V.	Access to Experts; Funding

The Committee shall have the authority to hire independent legal, accounting or other outside advisors, independent of management, as the Committee deems necessary to carry out its duties. The Committee shall have sole authority to approve fees and retention terms. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the Independent Auditor and to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

VI.	Reporting/Authority

The Committee shall have the authority to investigate matters of interest to the Committee. All employees shall cooperate as requested by the Committee. The Committee shall have full access to all Company records.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and procedures designed to insure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for auditing the financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with generally accepted accounting principles.

The Audit Committee will annually evaluate the effectiveness of the Committee and make recommendations for changes, if any, to the Board, to improve performance of the Committee. In addition, the Audit Committee will annually submit itself to the review and evaluation of the Board. This Charter shall be reviewed and reassessed annually by the Audit Committee, which shall recommend any changes to the Board for approval. This Charter and may be modified from time-to-time at the sole discretion of the Board of Directors.

PROXY

NATCO Group Inc.

2950 North Loop West, Suite 700

Houston, TX 77092

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Katherine P. Ellis and Richard W. FitzGerald, and each of them, with full power of substitution to vote the shares of NATCO Group Inc. Common Stock which the undersigned may be entitled to vote, and with all power the undersigned would possess, if personally present at the annual meeting of stockholders of NATCO Group Inc. to be held at the offices of the Company, Brookhollow Central III, 2950 North Loop West, Houston, Texas on the 26th day of May 2005, at 10:00 a.m. local time, and any adjournment thereof.

Please mark this proxy as indicated on the reverse side to vote on any item. If you do not specify a choice on this proxy, the proxy will be voted FOR the nominees for director named in the proxy statement and FOR the ratification of the appointment of the independent registered public accounting firm for the Company named in the proxy statement. If you wish to vote in accordance with the board of directors’ recommendations, please sign the reverse side – no boxes need to be checked.

(To be dated and signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

o FOLD AND DETACH HERE o

Please mark here for address change or comments SEE REVERSE SIDE	☐

1.	Proposal to elect three Class I members of the Board of Directors to hold office for three-year terms expiring at the annual meeting of the stockholders in 2008, and until their respective successors have been duly elected and qualified.

Nominees: John U. Clarke Patrick M. McCarthy Thomas C. Knudson	For all nominees listed to the left (except as marked to the contrary)	☐	Withhold authority to vote for all nominees listed to the left	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2005

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before this meeting.

Date: , 2005
Signature

Signature

(Please sign exactly and as fully as your name appears on your stock certificate. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)

o FOLD AND DETACH HERE o

PROXY

15,000 Shares of Series B Convertible Preferred Stock

(represents 1,921,845 shares of common stock on an as converted basis)

NATCO Group Inc.

2950 North Loop West, Suite 700

Houston, TX 77092

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Katherine P. Ellis and Richard W. FitzGerald, and each of them, with full power of substitution to vote the shares of NATCO Group Inc. Series B Convertible Preferred Stock which the undersigned may be entitled to vote, and with all power the undersigned would possess, if personally present at the annual meeting of stockholders of NATCO Group Inc. to be held at the offices of the Company, Brookhollow Central III, 2950 North Loop West, Houston, Texas on the 26th day of May 2005, at 10:00 a.m. local time, and any adjournment thereof.

Please mark this proxy as indicated on the reverse side to vote on any item. If you do not specify a choice on this proxy, the proxy will be voted FOR the nominees for director named in the proxy statement and FOR the ratification of the appointment of the independent registered public accounting firm for the Company named in the proxy statement. If you wish to vote in accordance with the board of directors’ recommendations, please sign the reverse side – no boxes need to be checked.

(To be dated and signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Please mark here for address change or comments SEE REVERSE SIDE	☐

1.	Proposal to elect three Class III members of the Board of Directors to hold office for three-year terms expiring at the annual meeting of the stockholders in 2008, and until their respective successors have been duly elected and qualified.

Nominees: John U. Clarke Patrick M. McCarthy Thomas C. Knudson	For all nominees listed to the left (except as marked to the contrary)	☐	Withhold authority to vote for all nominees listed to the left	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2005

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before this meeting.

Date: , 2005
Signature

Signature

(Please sign exactly and as fully as your name appears on your stock certificate. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)